Exhibit 99.1

INOVALON REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter 2020 Highlights
•Q4 revenue of $189.7 million, up 9% year-over-year, and up 18% sequentially
•Q4 subscription-based platform revenue of $163.5 million, up 14% year-over-year and up 15% sequentially, equating to 86% of Q4 total revenue
•Q4 net income of $21.4 million, resulting in diluted net income of $0.14 per share
•Q4 Non-GAAP net income of $30.8 million, resulting in Non-GAAP diluted net income of $0.21 per share, up 40% year-over-year, and up 31% sequentially
•Q4 Adjusted EBITDA of $68.1 million, up 18% year-over-year, and up 16% sequentially
•Q4 Adjusted EBITDA margin of 35.9%, up 270 basis points year-over-year
•Q4 new sales ACV1 totaled $93.5 million, an all-time record, up 27% year-over-year

Full Year 2020 Highlights
•Full year revenue of $667.5 million, up 4% year-over-year
•Full year subscription-based platform revenue of $585.1 million, up 10% year-over-year
•Full year net income of $22.6 million, resulting in diluted net income of $0.15 per share, up 200% year-over-year
•Full year Non-GAAP net income of $92.7 million, resulting in Non-GAAP diluted net income of $0.62 per share, up 19% year-over-year
•Full year Adjusted EBITDA of $230.9 million, up 10% year-over-year
•Full year Adjusted EBITDA margin of 34.6%, up 180 basis points year-over-year

Debt & Cash Highlights
•Cash balance as of December 31, 2020 totaling $123.9 million
•Net debt leverage ratio as of December 31, 2020 improved to 3.37x (versus 3.83x as of December 31, 2019)

2021 Guidance Highlights
•Reiterates strong revenue growth and profitability guidance for 2021
•Providing first quarter 2021 guidance, including revenue of $170.0 million to $176.0 million (reflecting 10% to 14% year-over-year growth), net income of $6.0 million to $8.0 million, and Adjusted EBITDA of $55.0 to $62.0 million (reflecting 16% to 31% year-over-year growth).

Please refer to our Fourth Quarter & Full Year 2020 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including financial metrics, guidance details, and other information that will be referenced during the Company’s conference call.

BOWIE, Md. – February 3, 2021 – Inovalon (Nasdaq: INOV), a leading provider of cloud-based platforms empowering data-driven healthcare, today announced financial results for the fourth quarter and full year of 2020, reaffirmed guidance ranges for the full year 2021, and issued guidance for the first quarter of 2021.

“We are very pleased with the Company’s execution in the fourth quarter as our teams brought previously announced new platform sales online. Simultaneously, we saw continued acceleration in demand for our expanding portfolio of cloud-based capabilities. Revenue came in at the very high end of our October 28, 2020 guidance, climbing 18% sequentially, while new sales ACV hit an all-time record of $93.5 million, continuing the layering progression of subscription-based growth,” said Keith Dunleavy, M.D., Inovalon’s chief executive officer and chairman of the board. “These dynamics, combined with strong contract renewals, client retention rates, underlying membership expansions, and product pricing strength brought by generating high value impact for our clients, are driving our continued very positive outlook for 2021 and beyond.”

Fourth Quarter 2020 Financial Results

•Revenue for the fourth quarter of 2020 was $189.7 million, a year-over-year increase of 9%, compared with $173.5 million for the fourth quarter of 2019, and a sequential increase of 18%.
•Subscription-based platform revenue for the fourth quarter of 2020 was 163.5 million, or 86% of fourth quarter 2020 total revenue and a year-over-year increase of 14%, compared with $143.5 million for the fourth quarter of 2019, or 83% of fourth quarter 2019 total revenue.
•Cost of revenue for the fourth quarter of 2020 was $50.5 million, or 27% of revenue, compared with $46.6 million, or 27% of revenue, for the fourth quarter of 2019.
•Net income for the fourth quarter of 2020 was $21.4 million, resulting in diluted net income of $0.14 per share, compared with $4.7 million and diluted net income of $0.03 per share, for the fourth quarter of 2019.
•Adjusted EBITDA for the fourth quarter of 2020 was $68.1 million, a year-over-year increase of 18% compared with $57.6 million for the fourth quarter of 2019. Adjusted EBITDA margin for the fourth quarter of 2020 was 35.9%, a year-over-year increase of 270 basis points, compared with 33.2% for the fourth quarter of 2019.
•Non-GAAP net income for the fourth quarter of 2020 was $30.8 million, resulting in Non-GAAP diluted net income of $0.21 per share, compared with $21.9 million and $0.15 per share, respectively, for the fourth quarter of 2019.
•Net cash provided by operating activities for the fourth quarter of 2020 was $37.3 million, compared with $34.2 million for the fourth quarter of 2019.

Full Year 2020 Financial Results

•Revenue for 2020 was $667.5 million, a year-over-year increase of 4% compared with $642.4 million for 2019.
•Subscription-based platform revenue for 2020 was $585.1 million, or 88% of 2020 total revenue and a year-over-year increase of 10%, compared with $531.6 million for 2019, or 83% of 2019 total revenue.
•Cost of revenue for 2020 was $167.8 million, or 25% of revenue, compared with $167.8 million, or 26% of revenue, for 2019.
•Net income for 2020 was $22.6 million resulting in diluted net income of $0.15 per share, compared with $7.8 million and diluted net income of $0.05 per share, respectively, for 2019.
•Adjusted EBITDA for 2020 was $230.9 million, a year-over-year increase of 10% compared with $210.7 million for 2019. Adjusted EBITDA margin for 2020 was 34.6%, an increase of 180 basis points, compared with 32.8% for 2019.
•Non-GAAP net income for 2020 was $92.7 million, resulting in Non-GAAP diluted net income of $0.62 per share, compared with $77.5 million and $0.52 per share, respectively, for 2019.
•Net cash provided by operating activities was $146.4 million for 2020, a year-over-year increase of 37% compared with $106.5 million for 2019, representing 22% of revenue.

“Our fourth quarter and full year results reflect the continued growth and adoption of our Inovalon ONE® Platform,” said Jonathan R. Boldt, chief financial officer of Inovalon. “We are pleased to be seeing the very positive operating efficiencies of our business model demonstrate themselves not only in value achievement for our clients, but also in strong profitability and significant operating leverage for the Company. As we have prudently invested in our platform capabilities, execution capacity, and the scaling of our sales capabilities, we are very pleased to be seeing both strong organic growth acceleration and continued expansion of profitability. While we are excited for 2021 and the growth we have already conveyed, we are also very pleased in what we are continuing to see beyond 2021 as well.”

Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and free cash flow are Non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Net cash provided by operating activities is the GAAP financial measure most directly comparable to free cash flow. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income and reconciliations of net cash provided by operating activities to free cash flow, identifying the differences between net income and net cash provided by operating activities and each of these Non-GAAP financial measures, are included in this press release after the consolidated financial statements.

Key Highlights

•Record Sales: Inovalon achieved an all-time quarterly record in new sales Annual Contract Value (ACV) with $93.5 million in the fourth quarter, up 27% YoY and 60% sequentially. Platform new sales ACV (excluding services) totaled $68.2 million, up 30% YoY and 60% sequentially. Full year 2020 new sales ACV totaled $273.1 million, up 24% year-over-year. Full year 2020 Platform new sales ACV totaled $197.3 million, up 34% year-over-year. The strong sales performance during 2020 secured substantive additions to the Company’s new logo list, with sales from new logos contributing 39.7% of the Company’s sales-driven expansion, while positive client experience, and value recognition by existing clients contributed 60.3% of the Company’s sales-driven expansion.

•Substantive Implementations Coming Online as Scheduled: Multiple previously reported large-scale platform sales began coming online as scheduled during Q4 2020, marking a leading edge of historical sales acceleration now converting into compounding subscription-based platform revenue. With the broadening adoption of Inovalon’s cloud-based SaaS solutions throughout 2020, multiple large-scale implementations are coming online and Inovalon is increasingly empowering marquee industry-leading new clients across multiple segments of the marketplace.

•Acceleration of Life Sciences Demand: Life sciences revenue growth accelerated during Q4 2020 in excess of 25% year-over-year, driven by, amongst other factors, substantive engagements for the Company’s recently announced vaccine adherence program and data support for the leading U.S. COVID-19 vaccine programs. As previously announced on November 9, 2020, the Company launched an Inovalon ONE® Platform configuration supporting multiple national vaccine adherence initiatives. The program involves organizations from across the healthcare ecosystem, including global pharmaceutical organizations, patient engagement services companies, and health plans, with the Inovalon ONE® Platform serving as the program’s overall national technology enablement platform.

•Extensive Strength in Payer Demand: The Company won significant new Inovalon ONE® Platform sales, renewals, and awards with five of the top-ten national health plans and multiple leading Blue Cross Blue Shield organizations during Q4 2020, including national-scale implementations and renewals of Inovalon’s ePASS® encounter decision-support toolset across physician offices, retail clinic sites, in-home visits, and virtual telehealth implementations across the country. Additionally, on November 2, 2020, Inovalon announced that clients utilizing Inovalon’s quality improvement solution suite outperformed the entire Medicare Advantage market for the seventh year in a row, realizing a positive increase of nearly 4% on a year-over-year basis in their Centers for Medicare & Medicaid Services 2021 Star Ratings.

•Record Profitability and Operating Leverage: A combination of product mix shift, connectivity, automation, cloud-platform efficiency, and increasing contract renewal and retention metrics supported a continued expansion of profitability, with Q4 Adjusted EBITDA margin and trailing twelve month operating leverage2 of 35.9% and 81%, respectively.

•Improved Debt Interest Rates: Cash and cash equivalents increased to $123.9 million during Q4 2020 and the Company’s net-debt-ratio improved to 3.37x (down from 3.83x as of December 31, 2019), resulting in the automatic 25 basis point decrease of the interest rate margin paid by the Company. The 25 basis point decrease will be reflected in the interest rate margin paid by the Company during the first quarter 2021.

•COVID-19 Non-Subscription Legacy and Services Business Update: Impact from COVID-19 remained stable during Q4 2020 with revenue contributed from legacy business equating to approximately 2% of total revenue for the quarter, reflecting a stable environment consistent with the Company’s internal expectations. Revenue contributed from services during the fourth quarter equated to approximately 12% of total revenue for the quarter, ahead of the Company’s internal expectations on October 28th by approximately $2 million to $3 million and in line with expectations provided on January 11, 2021.

Other Financial Data and Key Metrics

The following constitute other financial data and key metrics which are presented quarterly.

•Growth of Datasets: At December 31, 2020, the MORE2 Registry® dataset contained more than 332 million unique patient counts and 61 billion medical event counts, increases of 6% and 16%, respectively, compared with December 31, 2019.

•Investment in Innovation: For the quarter ended December 31, 2020, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based platforms empowering data-driven healthcare was $24.2 million, or 13% of revenue. For the full year 2020, Inovalon’s investment in innovation was $82.3 million, or 12% of revenue.

•Analytical Process Count Growth: Inovalon’s trailing twelve-month Patient Analytics Months (“PAM”) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to 71 billion as of December 31, 2020, an increase of 9% compared with December 31, 2019.

Please see the Company’s filings with the Securities and Exchange Commission (“SEC”) for further detail regarding the preceding other financial data and key metrics.

Shares Outstanding

As of December 31, 2020, the Company had 77.0 million shares of Class A common stock outstanding and 78.3 million shares of Class B common stock outstanding.

Financial Guidance

In the setting of record ACV growth in 2020, multiple substantive implementations coming online, an expanding subscription base, continued strong sales pipeline, solid contract renewals, and increasing operating efficiencies, Inovalon is reiterating the following guidance for 2021 as outlined within the table below, indicating 11% to 15% year-over-year organic revenue growth, and 15% to 19% year-over-year organic Adjusted EBITDA growth, and raising its net cash provided by operating activities.

Financial Metric	Previous 2021 Guidance Originally Provided October 28, 2020	Updated 2021 Guidance Provided February 3, 2021	Change from Full Year 2020
Revenue	$741 million to $768 million	$741 million to $768 million	11% to 15%
Net income	$43 million to $47 million	$43 million to $47 million	90% to 108%
Non-GAAP net income	$110 million to $113 million	$110 million to $113 million	19% to 22%
Adjusted EBITDA	$265 million to $275 million	$265 million to $275 million	15% to 19%
Net cash provided by operating activities	$160 million to $175 million	$180 million to $195 million	23% to 33%
Capital expenditures	$57 million to $63 million	$57 million to $63 million	—
Diluted net income per share	$0.28 to $0.31	$0.28 to $0.31	87% to 107%
Non-GAAP diluted net income per share	$0.73 to $0.75	$0.73 to $0.75	18% to 21%

The Company is also providing first quarter 2021 guidance below, indicating 10% to 14% year-over-year organic revenue growth, and 16% to 31% year-over-year organic Adjusted EBITDA growth.

Financial Metric	First Quarter 2021 Guidance Provided February 3, 2021	Change from First Quarter 2020
Revenue	$170 million to $176 million	10% to 14%
Net income	$6 million to $8 million	—
Non-GAAP net income	$21 million to $25 million	30% to 55%
Adjusted EBITDA	$55 million to $62 million	16% to 31%
Diluted net income per share	$0.04 to $0.05	—
Non-GAAP diluted net income per share	$0.14 to $0.17	27% to 55%

Additional assumptions made within the Company’s 2021 guidance are as follows:
•While changes in the stock price could change the fully diluted share count, under the treasury stock method, 2021 guidance assumes 151 million weighted average diluted shares.
•2021 guidance assumes an effective tax rate of approximately 28% for the full year.

Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these Non-GAAP financial measures and the most directly comparable GAAP financial measure, are included in this press release after the consolidated financial statements.

Conference Call

Inovalon will host a conference call to discuss its fourth quarter and full year 2020 results at 5:00 p.m. Eastern Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 8979148; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).

Please refer to our Fourth Quarter & Full Year 2020 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including financial metrics, guidance details, and other information that will be referenced during the Company’s conference call.

About the Inovalon ONE® Platform

The Inovalon ONE® Platform is an integrated cloud-based platform of nearly 100 individual proprietary technology toolsets and deep data assets able to be rapidly configured to empower the operationalization of large-scale, data-driven healthcare initiatives. Each proprietary technology toolset, referred to as a Module, is informed by the data of billions of medical events within Inovalon’s proprietary datasets. Combinations of Modules are configured to empower highly differentiated solutions for client needs quickly and in a highly scalable fashion. The flexibility of the modular design of the Platform enables clients to integrate the capabilities of the Platform with their own internal capabilities or other third-party solutions. The Platform brings to the marketplace a highly extensible, national-scale capability to interconnect with the healthcare ecosystem on a massive scale, aggregate and analyze data in petabyte volumes, arrive at sophisticated insights in real time, and drive meaningful impact wherever it is analytically identified best to intervene and intuitively visualize data and information to inform business strategy and execution.

About Inovalon

Inovalon is a leading provider of cloud-based platforms empowering data-driven healthcare. Through the Inovalon ONE® Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in real time, and empower the application of resulting insights to drive meaningful impact at the point of care. Leveraging its Platform, unparalleled proprietary datasets, and industry-leading subject matter expertise, Inovalon enables better care, efficiency, and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Supporting thousands of clients, including all 25 of the top 25 U.S. health plans, 22 of the top 25 global pharma companies, 19 of the top 25 U.S. healthcare provider systems, and many of the leading pharmacy organizations, device manufacturers, and other healthcare industry constituents, Inovalon’s technology platforms and analytics are informed by data pertaining to more than one million physicians, 574,000 clinical facilities, 332 million Americans, and 61 billion medical events. For more information, visit www.inovalon.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “assume,” “intend,” “expect,” “project,” “look forward,” “promise,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, expectations about future business plans, prospective performance and opportunities, strategies and business plans, expectations regarding future results, expectations regarding the size of our datasets, expectations regarding implementation timeframes, our ability to meet financial guidance for the first quarter and full year 2021, expectations regarding future contract wins, our ability to pay down outstanding indebtedness, expectations regarding interest payments, expectations regarding tax rates, expectations regarding and/or estimates of ACV and TCV, statements and expectations with respect to visibility, revenue retention and recurring revenue, including ACV and TCV, and the impact of the COVID-19 pandemic on our business and operations. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

These risks, uncertainties, and assumptions include, among others: the effects and potential effects of the COVID-19 pandemic on our business, cash flow, liquidity and results of operations due to, among other things, effects on the economy generally and on our customers, including the possible effects of significant rising unemployment, the inability of consumers to timely pay our customers and the resulting potential inability of our customers to pay the fees under our contracts on time or in full; the delay in the contracting for services by our customers as a result of the COVID-19 pandemic; potential other delays in the sales cycle for new customers and products; and other unforeseen impacts on our customers and potential customers and on our employees that could have a negative impact on us; the Company’s ability to continue and manage growth, ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including the Inovalon ONE® Platform, ScriptMed® Cloud, Clinical Data Extraction as a Service (CDEaaS™), Natural Language Processing as a Service (NLPaaS™), Elastic Container Technology (ECT™), Inovalon DataStream™ API, Consumer Health Gateway™, Healthcare Data Lake, and the Telehealth configuration of the Inovalon ONE® Platform; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the ability to enter into new agreements with existing or new platforms, products and solutions in the timeframes expected, or at all; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the effects of changes in tax laws in the jurisdictions in which we operate; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; the timing, size and effect of business realignment and restructuring charges; the efficacy of the Company’s platforms and toolsets; and the impact of the COVID-19 pandemic on our business and operations.

Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020, included under Part I, Item 1A, “Risk Factors,” and in subsequent filings with the SEC. The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

In the Company’s earnings releases, prepared remarks, conference calls, slide presentations and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

1 Annualized Contract Value (ACV) is defined as a metric reflecting the sum of the first 12 months of revenue expected from contracts signed during a specific period (such as a quarter or year). New sales ACV refers to the sum of the first 12 months of revenue expected from new sales contracts signed during a specific period (such as a quarter or year).

2 Operating Leverage is calculated as the difference in the positive period-over-period trailing twelve-month Adjusted EBITDA divided by the difference in the positive period-over-period trailing twelve-month revenue.

Inovalon Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

(In thousands, except per-share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$189,745	$173,489	$667,524	$642,410
Expenses:
Cost of revenue(1)	50,459	46,553	167,824	167,814
Sales and marketing(1)	17,808	18,407	62,938	62,411
Research and development(1)	9,623	8,527	33,503	33,686
General and administrative(1)	52,647	52,139	216,624	200,762
Depreciation and amortization	28,176	26,880	114,925	108,250
Total operating expenses	158,713	152,506	595,814	572,923
Income from operations	31,032	20,983	71,710	69,487
Other income and (expenses):
Interest income	43	349	479	2,242
Interest expense	(13,709)	(15,940)	(56,177)	(65,831)
Other expense, net	(49)	(2)	(551)	(20)
Income before taxes	17,317	5,390	15,461	5,878
(Benefit from) Provision for income taxes	(4,096)	672	(7,118)	(1,897)
Net income	$21,413	$4,718	$22,579	$7,775
Net income attributable to common stockholders, basic and diluted	$20,831	$4,563	$21,906	$7,538
Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.14	$0.03	$0.15	$0.05
Diluted net income per share	$0.14	$0.03	$0.15	$0.05
Weighted average shares of common stock outstanding:
Basic	150,012	148,836	149,609	148,304
Diluted	150,184	149,075	149,784	148,633
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(1)	Includes stock-based compensation expense as follows:
	Cost of revenue	$176	$77	$650	$348
	Sales and marketing	752	501	2,841	1,675
	Research and development	284	483	1,293	1,707
	General and administrative	6,186	5,363	25,748	16,500
	Total stock-based compensation expense	$7,398	$6,424	$30,532	$20,230

Inovalon Holdings, Inc.
Selected Consolidated Balance Sheet Information (Unaudited)

(In thousands)	December 31, 2020	December 31, 2019
Total assets	$1,971,398	$1,908,634
Total liabilities	1,262,684	1,220,475
Total stockholders’ equity	708,714	688,159

Inovalon Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In thousands)	2020	2019
Net cash provided by operating activities	$146,359	$106,480
Net cash used in investing activities	(86,610)	(51,975)
Net cash used in financing activities	(28,963)	(77,002)
Increase (Decrease) in cash and cash equivalents	30,786	(22,497)
Cash and cash equivalents, beginning of period	93,094	115,591
Cash and cash equivalents, end of period	$123,880	$93,094

Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income or loss calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest income, interest expense, other expense, net, provision for income taxes, stock-based compensation, acquisition costs, restructuring expense, tax on equity exercises, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

(In thousands, except percentages)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income	$21,413	$4,718	$22,579	$7,775
Depreciation and amortization	28,176	26,880	114,925	108,250
Interest income	(43)	(349)	(479)	(2,242)
Interest expense	13,709	15,940	56,177	65,831
Other expense, net	49	2	551	20
(Benefit from) Provision for income taxes	(4,096)	672	(7,118)	(1,897)
EBITDA	59,208	47,863	186,635	177,737
Stock-based compensation	7,398	6,424	30,532	20,230
Acquisition costs:
Transaction costs	—	—	—	898
Integration costs	—	1,259	639	6,160
Contingent consideration accretion	—	(244)	109	(255)
Compensatory contingent consideration	(200)	291	2,967	66
Other non-comparable items(1)	1,660	2,055	10,060	5,835
Adjusted EBITDA	$68,066	$57,648	$230,942	$210,671
Adjusted EBITDA margin	35.9%	33.2%	34.6%	32.8%
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(1)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Non-GAAP net income (Unaudited)

Inovalon defines Non-GAAP net income as net income or loss calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, restructuring expense, amortization of acquired and purchased intangible assets, amortization of debt issuance costs and debt discount, tax on equity exercises, and other non-comparable items. The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding. A reconciliation of net income to Non-GAAP net income follows:

(In thousands, except per-share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income	$21,413	$4,718	$22,579	$7,775
Stock-based compensation	7,398	6,424	30,532	20,230
Acquisition costs:
Transaction costs	—	—	—	898
Integration costs	—	1,259	639	6,160
Contingent consideration accretion	—	(244)	109	(255)
Compensatory contingent consideration	(200)	291	2,967	66
Amortization of acquired and purchased intangible assets	12,199	12,953	53,054	52,302
Amortization of debt issuance costs and debt discount	1,208	1,347	4,743	4,598
Other non-comparable items(1)	1,660	2,055	10,060	5,835
Tax impact of add-back items	(4,228)	(6,908)	(23,382)	(20,123)
Tax provision impact related to CARES Act	(8,611)	—	(8,611)	—
Non-GAAP net income	$30,839	$21,895	$92,690	$77,486

GAAP basic net income per share	$0.14	$0.03	$0.15	$0.05
GAAP diluted net income per share	$0.14	$0.03	$0.15	$0.05
Non-GAAP basic net income per share	$0.21	$0.15	$0.62	$0.52
Non-GAAP diluted net income per share	$0.21	$0.15	$0.62	$0.52
Weighted average shares of common stock outstanding:
Basic	150,012	148,836	149,609	148,304
Diluted	150,184	149,075	149,784	148,633
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(1)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Free Cash Flow (Unaudited)

Inovalon defines free cash flow as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software. A reconciliation of net cash provided by operating activities to free cash flow follows:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$37,252	$34,228	$146,359	$106,480
Less: Purchases of property and equipment	(4,488)	(8,787)	(22,709)	(22,809)
Less: Investment in capitalized software	(10,785)	(10,158)	(44,008)	(36,130)
Free cash flow	$21,979	$15,283	$79,642	$47,541

Inovalon Holdings, Inc.
Key Metrics

The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	December 31,
(In thousands)	2020	2019
MORE[2] Registry® dataset metrics
Unique patient count(1)	332,830	314,788
Medical event count(2)	61,780,523	53,363,411
Trailing twelve-month Patient Analytics Months (PAM)(3)	70,692,852	65,088,648
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(1)    Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.
(2)    Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).
(3)    Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed within the Company’s platform solutions to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation

The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention toolsets focused on the achievement of meaningful and measurable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions toolset capabilities are deployed as summarized below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except percentages)	2020	2019	2020	2019
Investment in Innovation:
Research and development(1)	$9,623	$8,527	$33,503	$33,686
Capitalized software development(2)	14,596	10,088	48,831	36,583
Research and development infrastructure investments(3)	—	—	—	1,581
Total investment in innovation	$24,219	$18,615	$82,334	$71,850
As a percentage of revenue
Research and development(1)	5%	5%	5%	5%
Capitalized software development(2)	8%	6%	7%	6%
Research and development infrastructure investments(3)	—%	—%	—%	—%
Total investment in innovation	13%	11%	12%	11%
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(1)    Research and development primarily includes employee costs related to the development and enhancement of our service offerings.
(2)    Capitalized software development includes capitalized costs incurred to develop and enhance functionality for our platform solutions.
(3)    Research and development infrastructure investments include strategic capital expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA

	Guidance Range
	Three Months Ending March 31, 2021		Year Ending December 31, 2021
(In millions)	Low	High	Low	High
Net income	$6	$8	$43	$47
Depreciation and amortization	28	29	115	116
Interest expense	12	13	56	57
Interest income	—	—	(1)	(1)
Provision for income taxes(1)	2	3	16	19
EBITDA	48	53	229	238
Stock-based compensation	7	8	32	32
Other non-comparable items(2)	—	1	4	5
Adjusted EBITDA	$55	$62	$265	$275
Adjusted EBITDA margin	32.4%	35.2%	35.8%	36.1%
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(1)    A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.
(2)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP net income

	Guidance Range
	Three Months Ending March 31, 2021		Year Ending December 31, 2021
(In millions, except per-share amounts)	Low	High	Low	High
Net income	$6	$8	$43	$47
Stock-based compensation	7	8	32	32
Amortization of acquired and purchased intangible assets	13	13	54	54
Amortization of debt issuance costs and debt discount	1	1	5	5
Other non-comparable items(1)	—	1	4	5
Tax impact of add-back items(2)	(6)	(6)	(28)	(30)
Non-GAAP net income	$21	$25	$110	$113

GAAP diluted net income per share	$0.04	$0.05	$0.28	$0.31
Non-GAAP diluted net income per share	$0.14	$0.17	$0.73	$0.75
Weighted average shares of common stock outstanding - diluted	151	151	151	151
_______________________________________________________
(1)    Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.
(2)    A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.

Non-GAAP Financial Measures

Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results and free cash flow as a liquidity measure to evaluate the Company’s ability to generate cash to support its ongoing business to service and repay debt, and to invest in its business. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.

These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and are an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, other expense, net, interest income, interest expense, provision for income taxes, stock-based compensation, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income and Non-GAAP net income per share

The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, amortization of acquired and purchased intangible assets, amortization of debt issuance costs and debt discount, tax on equity exercises, and other non-comparable items.

The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding.

The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Free cash flow

The Company defines free cash flow as net cash provided by operating activities calculated in accordance with GAAP less purchases of property and equipment and less investments in capitalized software. The Company uses free cash flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to service and repay debt, and to invest in its businesses. However, use of free cash flow has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s liquidity as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate free cash flow or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:
Inovalon
Kim E. Collins, Senior Vice President. Corporate Communications
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Hulus Alpay, Vice President, Investor Relations
Phone: 301-809-4000 x1237
halpay@inovalon.com